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                                                                   EXHIBIT 99(b)



                             GEOWASTE INCORPORATED
                      NON-QUALIFIED STOCK OPTION AGREEMENT

This Option Agreement ("Agreement") is made by and between GeoWaste Incorporated, a Delaware Corporation, formerly Utah Shale Land & Minerals Corporation ("Company") and Amy C. MacF. Burbott, residing at 5 Woodholm Road, Manchester-by-the-Sea, Massachusetts 01944 ("Executive").

                              W I T N E S S E T H:

WHEREAS, the Company has granted to Executive certain options to purchase stock in the Company in consideration of certain services performed by Executive for the Company prior to August 1, 1991 and in connection with her employment as President & Chief Executive Officer of the Company from August 1, 1991; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such option grant;

NOW, THEREFORE, for and in consideration of mutual premises and covenants contained herein, the parties agree as follows:

Section 1. Grant. Subject to all the terms and conditions of this Agreement, the Company hereby grants to Executive a non-qualified stock option ("Option") to purchase from the Company 1,000,000 shares of GeoWaste Incorporated Common Stock, par value $.10 per share ("Stock") at an option price of $0.50 per share ("Option Price").

Section 2. Effective Date.  This Option is granted effective as of June 28,
1991.

Section 3. Vesting.

3.1 General. Executive shall be fully vested in the Option and this Option shall be immediately exercisable to the extent of 200,000 shares (or such other number as may result from an adjustment under Section 7). The Executive's vested interest in the remaining 800,000 shares (or such other number as may result from an adjustment under Section 7) granted under this Option ("Nonvested Shares") as of any date shall equal the lesser of A, B, and C below, where

         A = the number of shares of Stock which become available as a result of the Company's satisfaction of the Performance Target Ratchets described in Section 3.3 on or before such date;

         B = the product 19,048 and her number of full calendar months of employment as President and Chief Executive Officer from August 1, 1991 through such date; and
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         C =     the number of shares of Stock which have been released from escrow under the Reorganization Plan.

The Executive shall forfeit her rights to purchase the Nonvested Shares (1) to the extent the Company fails to meet the Performance Target Ratchets on or before the Final Valuation Date and Nonvested Shares are not released under Section

3.5 or Section 3.6 or (2) except as provided in Section 3.6 or Section 3.7, to the extent Executive terminates employment before January 31, 1995.

3.2 Definitions. For purposes of this Section 3, the following capitalized terms shall have the following meanings:

(a) Average Trading Price - means as of any Valuation Date the arithmetic average of the Closing Price of Stock on each day during the relevant Valuation Period.

(b) Cause - means (i) the material breach of any provision of the employment agreement between Executive and the Company, (ii) the breach of any representations or warranties under the employment agreement between Executive and the Company which materially and detrimentally affect the Company or (iii) conviction by a court of competent jurisdiction of the Commission of a felony.

(c) Closing Price - means (i) the closing bid price of the Stock quoted by NASDAQ or, (ii) if the Stock is not then traded on the NASDAQ System, the closing price of the shares of Stock reported by the national securities exchange on which the shares are traded, and (iii) if the shares of Stock are not traded on any such national exchange, the appraised fair market value per share of the outstanding shares of Stock, determined by an independent investment banker reasonably acceptable to the Company and Frederick J. Iseman.

(d) Equity Sale - means any issuance or sale by the Company of shares of Stock to any Person after August 2, 1991, including, without limitation, shares issuable as full or partial consideration for any acquisition of the assets or stock of another entity by the Company or any of its subsidiaries which shares must be issued and outstanding and may not be subject to any contingency whatsoever (e.g., an "earn-out" formula or other contingent purchase price mechanism), but an Equity Sale shall not include: (i) shares issued pursuant to any employee stock option or incentive stock option plan (whether qualified or nonqualified) or employee stock ownership plan; (ii) shares issued pursuant to the exercise of those certain warrants granted to Allen & Company Incorporated ("Allen") pursuant to that certain Warrant Agreement between Allen and the Company dated August 2, 1991; (iii) shares issuable in accordance with the terms of the Reorganization Plan or pursuant to the related exchange agreements between the Company and certain former debtholders of Equivest Waste Solutions, Inc. or to certain investors pursuant to the private placement described in





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the Reorganization Plan on November 25, 1991 or (iv) shares issuable by virtue of any subdivision (by stock split, stock dividend or otherwise) of the outstanding shares of Stock (as described in Section 3.4(b) below).

(e) Final Valuation Date - means the last day in the Valuation Period ending July 31, 1994 in which the NASDAQ over-the-counter market is open for trading or such later date as may result from an amendment of the Reorganization Plan delaying the final release of shares under the escrow arrangement.

(f) Liquidation Event - means (i) the sale by the Company of all of it assets and/or the assets of its subsidiaries, taken as a whole, whether or not there is a subsequent dissolution of the Company and liquidation of its assets,
(ii) the merger or consolidation of the Company with and into a third Person which third Person is the surviving corporation, or (iii) the dissolution and liquidation of the Company.

(g) Liquidation Value - means (i) with respect to an asset sale described in Section 3.2(f)(i), the amount of the net proceeds from such asset sale which are available for distribution with respect to each share of Stock; (ii) with respect to a merger or consolidation described in Section 3.2(f)(ii), the value of any cash (or cash equivalent) consideration for each share of Stock exchanged in such merger or consolidation plus the stated value (or if no stated value, then the fair market value, as determined by independent third party valuation consultants chosen by the Company) of non-cash consideration received in exchange for each share of Stock as a consequence of such merger or consolidation; and (C) with respect to a dissolution or liquidation described in Section 3.2(f)(iii), the value of the liquidating distribution for each share of Stock determined by the Company's Board of Directors and approved by holders of Stock.

(h) Performance Period - means the period beginning February 1, 1992 and ending July 31, 1994 or such later date as may result from an extension of the "valuation periods" under the Reorganization Plan.

(i) Person - means any individual, corporation, partnership, association, trust or any unincorporated organization or any unit or subdivision of government.

(j) Reorganization Plan - means the Agreement and Plan of Reorganization dated August 2, 1991.

(k) Valuation Date - means the last day in any Valuation Period in which the NASDAQ over-the-counter market is open for trading.





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(l)      Valuation Period - means each three consecutive month period commencing February 1, 1992 and ending each April 30, July 31, October 31 and January 31 thereafter within the Performance Period.

3.3 Performance Target Ratchets. Except in the case of the Final Valuation Date or a Liquidation Event, 200,000 of the Nonvested Shares (or such other number as may result from an adjustment under Section 7) shall become available on each of four Valuation Dates in the Performance Period provided the Average Trading Price of the Stock on each such Valuation Date is not less than Average Trading Price opposite the applicable Performance Target Ratchet for such Valuation Date described below:

Performance Target Ratchet                         Average Trading Price
- ---------------------------                        ---------------------
      First Ratchet                                       $1.116
      Second Ratchet                                      $1.655
      Third Ratchet                                       $2.188
      Fourth Ratchet                                      $2.715

Except with respect to the Final Valuation Date, no more than one Ratchet shall be deemed to have been satisfied on any Valuation Date and the Ratchets must be satisfied in chronological order. For example, if the Average Trading Price for the Stock is $2.188 on the first valuation Date in the Performance Period, the First Ratchet will have been satisfied and 200,000 of the Nonvested Shares shall become available. The Average Trading Price must reach at least $1.655 on a subsequent Valuation Date in order for additional Nonvested Shares to become available. The Average Trading Prices set forth above shall be subject to adjustment as provided in Section 3.4.

3.4 Adjustments to Performance Target Ratchets. The Average Trading Prices opposite the Performance Target Ratchets described in Section 3.3 above shall be adjusted in the event of an Equity Sale or in the event of a subdivision of the Stock.

(a) Equity Sale. If the Company completes an Equity Sale during the Performance Period, the Average Trading Prices set forth opposite the Performance Target Ratchets in Section 3.3 shall be adjusted downward to account for the dilution created by the increase in the number of issued and outstanding shares of Stock. The adjusted Average Trading Price as of any Valuation Date following any Equity Sale shall be equal to:

         A + 2,000,000 + B
         -----------------
               A + B       x C  where

         A = the number of shares of Stock issued and outstanding as of the applicable Valuation Date, exclusive of the shares sold pursuant to the Equity Sale and exclusive of any shares of Stock which are then deposited in either the





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                 first or second escrow pursuant to the Reorganization Plan;

         B =     the number of shares of Stock issued pursuant to the Equity
                 Sale; and

         C =(i) $1.00, if the First Ratchet has not been satisfied as of such Valuation Date;

          (ii) $1.50, if the First Ratchet has been satisfied as of such Valuation Date, but the Second Ratchet has not been satisfied;

         (iii) $2.00, if the First and Second Ratchets have been satisfied as of such Valuation Date, but the Third Ratchet has not been satisfied, or

          (iv) $2.50, if the First, Second and Third Ratchets have been satisfied as of such Valuation Date, but the Fourth Ratchet has not been satisfied.

(b) Subdivision/Combination. If the Company at anytime subdivides (by any stock split, stock dividend or otherwise) the outstanding shares of Stock into a greater number of shares, the Average Trading Prices opposite the Performance Target Ratchets in Section 3.3 shall be proportionately reduced, and if the Company at anytime combines (by reverse stock split or otherwise) the outstanding shares of Stock into a smaller number of shares, Average Trading Prices opposite the Performance Target Ratchets in Section 3.3 shall be proportionately increased.

3.5 Final Valuation Date. Notwithstanding the foregoing, if the Average Trading Price on the Final Valuation Date falls between any of the release points under the Reorganization Plan, then Nonvested Shares shall become available on August 15, 1994 equal to the difference between A and B, where

         800,000* x Average Trading Price as of Final Valuation Date
         -----------------------------------------------------------
A =                              $2.715

B = the number of Nonvested Shares which have previously become available during the Performance Period.

* This number shall be adjusted to reflect any adjustment under Section 7 which occurs before August 15, 1994.

3.6      Change in Control.

(a) Liquidation Event. Notwithstanding the foregoing, if there is a Liquidation Event while Executive is employed as President and Chief Executive Officer of the Company and the Liquidation Value of a share of Stock is at least $1.116, then the Executive shall be





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fully vested in that portion of the Nonvested Shares equal to the difference between A and B below without regard to her length of employment with the Company


                 800,000* x Liquidation Value
                 ----------------------------
         A =                $2.715

         B = the number of shares of Stock which became available under this Agreement prior to such Liquidation Event.

* This number shall be adjusted to reflect any adjustment under Section 7 which occurs before the Liquidation Event.

(b) Other Change in Control. If Executive is employed as President and Chief Executive Officer (or a more senior position) upon the occurrence of any of the following events:

         (i) any capital reorganization, reclassification, consolidation or merger, or any sale, issuance or other transfer or series of related sales, or issuances and/or other transfers of Stock or any other capital stock of the Company having the right to vote in elections for the Board, which results in any person or group of affiliated persons owning of record and/or beneficially, or having the right to vote, capital stock of the Company having the right to elect a majority of the Board; or

         (ii) any sale, lease or other conveyance of assets by the Company and its subsidiaries which results in any person or group of affiliated persons other than the Company owning, leasing or otherwise holding (i) all or substantially all of the assets of the Company or
         (ii) all or substantially all of the assets of the Company other than the capital stock of the Company's subsidiaries, and all or substantially all of the assets of the Company's subsidiaries;

then Executive shall be fully vested in this Option without regard to her length of employment to the extent that shares of Stock have been or will be released from escrow under the Reorganization Plan as a result of such event.

3.7 Termination of Employment. Except in the event Executive's employment is terminated without Cause prior to the Final Valuation Date, if Executive terminates employment with the Company for any reason whatsoever, including death or disability, before this Option is fully vested, any portion of this Option which is not vested on the date Executive terminates her employment shall be automatically forfeited as of her employment termination date. However, in the event that Executive's employment is terminated without Cause before the Final Valuation Date and additional Performance Target Ratchets are achieved within nine (9) months of





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the date of such termination but before the end of the Performance Period
("Extension"), then Executive's vested interest in this Option shall equal the lesser of A or B where

         A = the total number of shares of Stock which become available before the end of the Extension including those which become available upon the attainment of the additional Performance Target Ratchets, and

         B = 19,048 X the lesser of forty-two (42) or the number of full calendar months that have elapsed from August 1, 1991 through the first anniversary of Executive's termination date.

Section 4. Duration of Option. This Option shall expire when exercised in full; provided, however, the Option also shall expire immediately and automatically on the earlier of (a) June 28, 2001, (b) the end of the sixty
(60) day period which begins on the date Executive's employment by the Company terminates for death or disability, (c) the end of the thirty (30) day period which begins on the date the Executive resigns or her employment is terminated by the Company without Cause before the Final Valuation Date or (d) such earlier date as is established by the Board of Directors of the Company in the event of a dissolution or liquidation pursuant to Section 10; and, further provided, that in the event Executive's employment is terminated without Cause before the Final Valuation Date, this Option, to the extent vested and exercisable on the date her employment so terminates, shall expire at the end of the thirty (30) day period which begins on the date her employment so terminates and the remainder of the Option shall expire at the end of the thirty (30) day period beginning on the last day of the Extension described in
Section 3.7.

Section 5. Method of Exercise. Executive may exercise this Option in whole or in part (before the date this option expires) on any normal business day of the Company by delivering written notice to the Company at its principal place of business of her intent to exercise this Option and the number of shares she intends to purchase pursuant to such exercise and simultaneously paying to the Company the Option Price. The maximum number of shares of Stock which may be purchased by exercise of this Option on any such day shall equal the excess, if any, of A over B where

         A = the total number of vested shares of Stock subject to this Option on such date, as adjusted in accordance with Section 7, and

         B = the number of shares of Stock which have previously been purchased by exercise of this Option, as adjusted in a manner consistent with Section 7.





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Payment of the Option Price shall be made either in cash or by check acceptable to the Company.

The Executive may elect to borrow the exercise price from the Company on an interest-free basis for a term not to exceed thirty-six (36) months by delivering written notice of her election to so borrow the exercise price to the Company at least fifteen (15) days before the date of exercise. Executive shall execute a promissory note to the Company in the principal amount of the exercise price for the portion of the Option to be exercised. For federal income tax purposes, interest shall accrue on such principal amount at the minimum interest required to be accrued on such note under the Internal Revenue Code.

Section 6. Delivery. The Company's delivery of Stock pursuant to the exercise of this Option shall discharge the Company of all of its duties and responsibilities with respect to the portion of this Option exercised other than the obligations described in Section 10.

Section 7. Adjustment of Shares and Option Price. The number of Shares of Stock subject to this Option and the Option Price shall be adjusted by the Company in an equitable manner to reflect any change in the capitalization of the Company, including an event described in Section 3.4(b). If any adjustment under this Section 7 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded by rounding all fractions downward.

Section 8. Nontransferable. No rights granted under this Option shall be transferable by Executive, and such rights shall be exercisable during Executive's lifetime only by Executive. To the extent this Option is exercisable after the death of Executive, the personal representative of Executive's estate shall be treated as the Executive under this Agreement.

Section 9. Dissolution or Liquidation; Reorganization. In the event of the dissolution or liquidation of the Company, this Option to the extent then outstanding and unexercised shall terminate as of a future date to be fixed by the Board of Directors of the Company.

In the event of a Reorganization, the Board of Directors shall adjust, change, convert or exchange the then outstanding and unexercised portion of this Option for cash or other property or securities of the surviving corporation in a manner not inconsistent with the provisions of the plan or agreement with respect to the Reorganization for the adjustment, change, conversion, or exchange of such options and shares for cash or other property or securities of the surviving corporation.

The term "Reorganization" as used in this Section 9 shall mean any reorganization, merger, consolidation, share exchange, or other business combination pursuant to which neither the Company nor a





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subsidiary of the Company is the surviving parent corporation after the effective date of the Reorganization, or any sale or lease of all or substantially all of the assets of the Company. Nothing herein shall require the Company to adopt a Reorganization Agreement, or to make provision for the adjustment, change, conversion, or exchange of the then outstanding and unexercised portion of this option in any Reorganization Agreement which it does adopt.

Section 10. Registration of Shares. The Company shall file and maintain the effectiveness of a registration statement (on a Form S-8 or any other form used for registering shares issued to employees) with the Securities and Exchange Commission with respect to the shares of Stock received upon exercise of this Option and such registration statement shall include a resale prospectus covering such shares.

Section 11. Tax Withholding. Before the Company issues any shares to Executive pursuant to the exercise of this option, Executive shall make such provision, or furnish the Company and its subsidiaries such authorization, as the Company in its sole discretion determines to be necessary or desirable so that the Company and its subsidiaries may satisfy their obligations under applicable tax laws to withhold for income or other taxes due upon, incident to, or in respect of such exercise or a later lapsing of time or restrictions on or disposition of the shares received upon such exercise.

Section 12. Continued Employment. This Option shall not confer upon Executive any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of Executive at any time.

Section 13. Stockholder Status. Neither Executive nor any legal representative of Executive shall have any rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Executive or such legal representative, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock before the date this Option is exercised with respect to such shares.

Section 14. Other Laws. The Company shall have the right to refuse to issue or transfer any Stock under this Option if the Company reasonably determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this option shall be promptly refunded to Executive.





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Section 15.  Other Conditions.  In the event that the Executive resigns or is terminated, with or without Cause, the Executive agrees for the twelve (12) month period ("Restricted Period") thereafter

         (a) to be bound by the volume and timing restrictions for sales by "affiliates" under Rule 144 promulgated under the Securities Act of 1933, as amended, which restrictions are hereby expressly incorporated by reference, and

         (b) further, that she will not sell shares of Stock on any day of the Restricted Period in excess of twice the number of shares she could sell during the three (3) month period ending on such day as determined under (a) above divided by the number of trading days during such three (3) month period.

Section 16. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Delaware and the jurisdiction and venue of any suit, action, or other proceeding relating to this Agreement shall be in the appropriate court of the State oil Delaware and the United States District Court for the District of Delaware. Any process or notice in connection with such suit, action or other proceeding may be served by certified or registered mail or personal service within or without the State of Delaware, provided a reasonable time for appearance is allowed.

Section 17. Modification, Amendment, and Cancellation. This Agreement may be modified, amended, or canceled as of any date only in writing agreed to by the parties.

Section 18. Binding Effect. This Agreement shall be binding upon the Company and Executive and their respective directors, officers, employees, heirs, executors, administrators and successors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                   GEOWASTE INCORPORATED


                                   By: Fredrick J. Iseman
                                       -----------------------------------
                                   Title: Director



                                   Amy C. MacF. Burbott
                                   ---------------------------------------
                                   Amy C. MacF. Burbott





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